June 24, 1998



Securities and Exchange Commission
450 Fifth Street NW
Washington, DC 20549

Gentlemen:

We have been furnished with a copy of the response to Item 23 of Form SB-2 for the event that occurred on December 29, 1997, to be filed by our former client. Aqua Clara Bottling and Distribution, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

Very truly yours,



BDO Seidman, LLP

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